FOR IMMEDIATE RELEASE - page 1 of 2

    Harold's Stores, Inc. Releases Third Quarter Operating Results and Announces Appointment of BDO Seidman, LLP as New Independent Registered
                                Accountants

Dallas, TX - November 22, 2005 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the third quarter and year-to-date periods ended October 29, 2005.

For the third quarter, the Company reported net income of $88,000 (a net loss of $290,000 after preferred stock dividends), or $(0.05) per diluted and basic share, compared to net income of $664,000 (net income of $287,000 after preferred stock dividends), or $0.05 per diluted share and $0.04 per basic share in the same period of the previous year. Net income in third quarter 2005 includes a $703,000 one-time gain from the sale of a building. During the year-to-date period ending October 29, 2005, the net loss was $2.0 million (a net loss of $3.2 million after preferred stock dividends), or $(0.51) per diluted and basic share, compared to net income of $241,000 (a net loss of $881,000 after preferred stock dividends), or $(0.14) per diluted and basic share, in the same period of the prior year.

"Considering the impact that unseasonably warm temperatures had on our regular price business during the quarter, and the affect that hurricanes Katrina and Rita had on our September business, we are pleased with our third quarter results," said Leonard Snyder, Interim Chief Executive Officer.

Mr. Snyder continued, "At the end of the third quarter our inventory levels on fall and winter merchandise were below last year, as planned. This puts Harold's in a good position as we enter the fourth quarter, as the Company has geared the majority of its November receipts towards gift giving apparel and accessories, and December receipts towards early spring apparel, which will allow the Company to be well poised for the holiday season."

The Company's results for the second and third quarters of 2005 have been reviewed by BDO Seidman, LLP, the Company's new independent registered public accounting firm who replaced Ernst & Young, LLP during the third quarter. The Company expects to file a timely third quarter Form 10-Q and will update its second quarter Form 10-Q filing with BDO Seidman's completed review.

Net sales for the quarter were $23.3 million, compared to $23.1 million for the same period in the previous year, an increase of 1.0%. Both total Company and full-line retail comparable store sales decreased 0.4%, while comparable outlet store sales declined 1.5%. The Company's direct sales (internet and catalog) were $803,000 during the quarter, almost double the sales of $405,000 last year.

Net sales for the year-to-date period were $67.6 million compared to $66.6 million for the same period in the prior year, an increase of 1.6%. Total comparable store sales were down 0.1%, with a decrease of 0.4% in the full-line retail stores and an increase of 6.1% in the outlet stores. The Company's direct sales (internet and catalog) were $2.4 million for the year-to-date, nearly three times the year ago levels of $837,000.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2005 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045

                              - More -
Harold's Earnings Release
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             HAROLD'S STORES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
              (In Thousands Except Per Share Data)

                               13 Weeks Ended     39 Weeks Ended
                               October  October   October  October
                                29,      30,       29,      30,
                                2005     2004      2005     2004
                                         (as                (as
                                        restate            restate
                                          d)                 d)


Sales                               $        $         $        $
                                23,33    23,11     67,60    66,56
                                    9        0         1        9

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items    15,57    14,46     45,60    42,20
shown separately below)             9        2         6        5

Selling, general and             7,028    6,680     20,73    20,34
administrative expenses                                5        9

Gain on sale of building        (703)        -     (703)        -

Depreciation and amortization     942    1,023     2,884    3,075

Interest expense                  405      281     1,102      699

                                23,25    22,44     69,62    66,32
                                    1        6         4        8

Income (loss) before income        88      664    (2,02       241
taxes                                                3)

(Provision) benefit for             -        -         -        -
income taxes

Net income (loss)                   $        $        $         $
                                   88      664    (2,02       241
                                                     3)

NET INCOME (LOSS) APPLICABLE
TO COMMON
 STOCKHOLDERS:
                                    $         $        $        $
Net income (loss)                  88       664    (2,02      241
                                                      3)

Less:  Preferred stock
dividends and accretion of        378       377   1,130     1,122
preferred stock issuance
costs

Net income (loss) applicable        $         $        $        $
to common stockholders          (290)       287    (3,15    (881)
                                                      3)

Net income (loss) per common
share:
Basic                               $         $        $        $
                               (0.05)      0.05    (0.51   (0.14)
                                                       )
Diluted                             $         $        $        $
                               (0.05)      0.04    (0.51   (0.14)
                                                       )



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